Exhibit 99.1

Thursday, October 27, 2011, For Immediate Release
Press Release
Heartland Express Announces Addition of New Board Member

NORTH LIBERTY, IOWA - Heartland Express, Inc. (Nasdaq: HTLD), a leading truckload transportation service provider, today announced that Tahira K. Hira has been named to its Board of Directors.
“We are pleased to have Tahira join our Board of Directors,” stated Michael Gerdin, Chairman and CEO of Heartland Express. “Tahira brings extensive financial expertise and leadership skills to our Board. She has received numerous awards and recognition for outstanding academic and research achievements. Tahira's background and expertise will benefit the current and future shareholders of Heartland Express."
Dr. Hira is currently Executive Assistant to the President at Iowa State University and a Professor of Personal Finance and Consumer Economics. She is internationally known as a leader in the field of Personal Finance and Consumer Economics. She has served as the Associate Vice Provost for ISU Extension and has taught and conducted research in family financial management, investing, consumer credit, gambling and consumer bankruptcy in the United States and abroad. Dr. Hira received B.A. and M.A. degrees in Economics from Punjab University, Pakistan, and an M.S. in Agricultural Economics in 1973, and a Ph.D. in 1976 in Family and Consumer Economics from the University of Missouri-Columbia. She has been employed by Iowa State University since 1980.
Dr. Hira's accomplishments includes being appointed to the U.S. President's Advisory Council on Financial Literacy by President George W. Bush, being appointed to the Iowa Student Loan Board by former Iowa Governor Chet Culver, serving as External Assessor at the Universiti Putra Malaysia, serving on the editorial boards of journals and as a reviewer for several others in her field. She has also served on several national committees and boards. Dr. Hira has published numerous professional papers and book chapters and has given numerous invited national and international presentations on topics such as the social and psychological aspects of the borrowing and investment behaviors of middle and high income Americans, consumer bankruptcy, consumer credit, gambling, and the borrowing behavior of college students. Dr. Hira is currently chairing the NYSE Euronext Financial Literacy Advisory committee.
Ms. Hira will serve as a member of Heartland's audit committee, nominating committee, and compensation committee.
Heartland Express is an irregular route truckload carrier based in North Liberty, Iowa serving customers with shipping lanes throughout the United States. Heartland focuses on medium to short haul regional freight, offering shippers industry leading on-time service so they can achieve their strategic goals for their customers. More information about Heartland Express can be found on the company website at www.heartlandexpress.com.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600